Exhibit 99.1

Polymer Group, Inc. 4055 Faber Place Dr. Suite 201 N. Charleston, SC 29405 www.polymergroupinc.com 843-329-5151

Polymer Group, Inc. Reports Continued Year-Over-Year Revenue and Profit Growth for Third Quarter and Nine Months

For Immediate Release

Monday, November 8, 2004

[North Charleston, SC] — Polymer Group, Inc. (OTC Bulletin Board: POLGA/POLGB) today reported results from operations for the third quarter and nine months ended October 2, 2004.

Highlights included:

•                  Sales for the third quarter were up 10.8% over the third quarter of 2003 to $205.1 million.

•                  Third quarter gross profit grew 9.7% to $36.0 million compared with the same period of the prior year.

•                  For the first nine months of 2004, sales increased 7.2% compared with the same period in 2003, and gross profit increased 11.7%, representing a gross profit margin of 17.9% compared with 17.2% for the same period of the prior year.

•                  The company reduced total debt during the quarter by $17.0 million by repaying $6.9 million of bank debt and converting $10.1 million of 10% Convertible Subordinated Notes into Series A PIK Preferred Stock.

Net sales for the third quarter of 2004 were $205.1 million, up $20.0 million from $185.1 million in the third quarter of 2003, driven by higher volumes and price increases implemented to offset the effects of higher raw material costs.  For the first nine months, net sales increased $41.6 million to $622.4 million from $580.8 million a year ago.

Despite substantial increases in raw material costs, gross profit increased $3.2 million to $36.0 million for the third quarter and represented 17.6% of sales.  Gross profit for the first nine months of 2004 was $111.5 million, which is $11.7 million higher than the $99.8 million of gross profit achieved for the same period in 2003.  The gross profit margin for the first nine months was 17.9% compared with 17.2% the prior year.  The increase in margin was attributable primarily to improved product mix and streamlined manufacturing costs.

Operating income for the third quarter of 2004 was $10.8 million, compared with $10.1 million in the third quarter of 2003.  Third quarter 2004 operating income included $0.2 million of plant realignment costs, $1.7 million of asset impairment charges and $0.3 million of expenses related to an arbitration settlement.  Operating income for the third quarter of 2003 included $1.2 million of plant realignment costs.  For the nine months ended October 2, 2004, operating income was

$46.6 million compared with $25.8 million for the first nine months of 2003.  Included in operating income for the first nine months of 2004 were $1.5 million of plant realignment costs, $1.7 million of asset impairment charges and $13.1 million of income from the arbitration settlement.  Operating income for the first nine months of 2003 included $3.7 million of plant realignment costs.

After income taxes of $2.1 million, Polymer Group reported a net loss for the third quarter of $0.6 million, compared to a net loss of $7.3 million in the prior year comparable period.

“The third quarter represented the fifth consecutive quarter of year-over-year improvement in sales and profitability,” Polymer Group’s chief executive officer, James L. Schaeffer, stated.  “While the third quarter is seasonally our weakest sales quarter, we increased sales by over $20 million compared to last year and have grown sales by over $41 million year-to-date.  We are encouraged by the level of new business we are bringing on line in North America and our expansion plans in the developing regions of the world continue.  Rising raw material costs continue to be a focus for PGI, but we are taking steps to mitigate the impact of these costs on our business.”

Willis (Billy) C. Moore III, PGI’s chief financial officer, added: “As our business fundamentals improve, we are also improving our ability to generate cash.  We made additional progress towards de-leveraging the company in the third quarter.  In addition to converting $10.1 million of debt to preferred equity, the company repaid $6.9 million of bank debt during the third quarter.  Going forward, we will continue to focus on initiatives to strengthen our balance sheet and improve cash flow.”

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 21 manufacturing facilities throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release.  Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the following: (i) general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; (ii) substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; (iii) inability to meet existing debt covenants; (iv) information and technological advances; (v) cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; (vi) domestic and foreign competition; (vii) reliance on major customers and suppliers; and (viii) risks relating to operations in foreign jurisdictions.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s 2003 Annual Report on Form 10-K.

For further information, please contact:

Dennis Norman

Vice President – Strategic Planning & Communication

(843) 329-5151

normand@pginw.com

POLYMER GROUP, INC.
Consolidated Statements of Operations (Unaudited)
Three Months Ended October 2, 2004,
Three Months Ended September 27, 2003
(In Thousands, Except Per Share Data)

	Three Months Ended October 2, 2004	Three Months Ended September 27, 2003

Net sales	$205,066	$185,063

Cost of goods sold	169,018	152,207

Gross profit	36,048	32,856

Selling, general and administrative expenses	23,075	21,479

Plant realignment costs	222	1,235

Asset impairment charges	1,710	—

Arbitration settlement, net	282	—

Operating income	10,759	10,142

Other expense (income):
Interest expense, net	7,783	14,409
Investment gain, net	—	(3)
Minority interests	415	510
Foreign currency and other	1,105	2,530
	9,303	17,446

Income (loss) before reorganization items and income taxes	1,456	(7,304)

Reorganization items, net gain	—	—

Income (loss) before income tax expense	1,456	(7,304)

Income tax expense (benefit)	2,052	(40)

Net income (loss)	(596)	(7,264)

Accrued dividends on PIK preferred shares	1,953	—

Earnings (losses) available for common shareholders	$(2,549)	$(7,264)

Average common shares outstanding	10,372	8,653

Net earnings (losses) available per common share:
Basic	$(0.25)	$(0.84)

Diluted	$(0.25)	$(0.84)

Depreciation and amortization expense included in operating income	$12,591	$12,321

POLYMER GROUP, INC.
Consolidated Statements of Operations (Unaudited)
Nine Months Ended October 2, 2004,
Seven Months Ended September 27, 2003
Two Months Ended March 1, 2003
(In Thousands, Except Per Share Data)

For financial reporting purposes, the Company reported operating results for the periods prior to March 1, 2003, as “Predecessor” and for the period on and subsequent to March 1, 2003, as “Successor.” The total results for the nine months ended September 27, 2003 can be derived by adding the amounts under the Successor column for the seven months ended September 27, 2003 to the amounts under the Predecessor column for the two months ended March 1, 2003.

	Successor		Predecessor
	Nine Months Ended October 2, 2004	Seven Months Ended September 27, 2003	Two Months Ended March 1, 2003

Net sales	$622,400	$447,887	$132,909

Cost of goods sold	510,905	369,875	111,075

Gross profit	111,495	78,012	21,834

Selling, general and administrative expenses	74,837	54,346	16,004

Plant realignment costs	1,463	3,651	4

Asset impairment charges	1,710	—	—

Arbitration settlement, net	(13,112)	—	—

Operating income	46,597	20,015	5,826

Other expense (income):
Interest expense, net	32,317	33,131	10,665
Investment gain, net	—	(3)	(291)
Minority interests	1,522	1,249	441
Write-off of loan acquisition costs related to refinanced debt	5,022	—	—
Foreign currency and other	3,200	1,680	1,434
	42,061	36,057	12,249

Income (loss) before reorganization items and income taxes	4,536	(16,042)	(6,423)

Reorganization items, net gain	—	—	(540,479)

Income (loss) before income tax expense	4,536	(16,042)	534,056

Income tax expense	8,177	3,686	1,692

Net income (loss)	(3,641)	(19,728)	532,364

Accrued dividends on PIK preferred shares	3,224	—	—

Earnings (losses) available for common shareholders	$(6,865)	$(19,728)	$532,364

Average common shares outstanding	9,661	8,649	32,004

Net earnings (losses) available per common share:
Basic	$(0.71)	$(2.28)	$16.63

Diluted	$(0.71)	$(2.28)	$16.63

Depreciation and amortization expense included in operating income	$38,090	$28,440	$7,387

POLYMER GROUP, INC.
Condensed Consolidated Balance Sheets
(In Thousands)

	October 2, 2004	January 3, 2004
	(Unaudited)

ASSETS

Current assets
Cash and cash equivalents	$29,553	$21,336
Accounts receivable, net	128,473	121,146
Inventories	99,797	96,513
Other	20,453	20,697
Total current assets	278,276	259,692

Property, plant and equipment, net	393,110	416,508
Intangibles and loan acquisition costs, net	57,171	33,560
Other	6,295	9,302
Total assets	$734,852	$719,062

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$58,622	$57,091
Accrued expenses and other	32,473	41,040
Current portion of long-term debt and short term borrowings	9,876	42,455
	100,971	140,586

Long-term debt, less current portion	416,301	440,992
Other non-current liabilities	89,661	64,133
Total liabilities	606,933	645,711
Minority interests	15,610	14,151

16% Series A convertible pay-in-kind preferred shares	55,944	—

Shareholders’ equity	56,365	59,200
Total liabilities and shareholders’ equity	$734,852	$719,062